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                                                                Exhibit 23.3

                    INDEPENDENT PUBLIC ACCOUNTANTS' CONSENT


The Board of Directors
Fremont Gold Corporation

We consent to the use of the Registration Statement and Prospectus on Form SB-2 of Fremont Gold Corporation of our Auditors' Report to the Shareholders dated April 8, 1997 on the consolidated balance sheet of Fremont Gold Corporation as of December 31, 1996 and the consolidated statements of operations, shareholders' deficit and cash flows for the year then ended included in this Registration Statement and Prospectus, and to the reference to our firm under the heading "Experts" in the Prospectus.

Our auditors' report relating to the financial statements referred to in the preceding paragraph is supplemented by a report entitled "Comments By Auditors for U.S. Readers On Canada-U.S. Reporting Conflict" that states that Canadian reporting standards do not permit reference to uncertainties such as the Company's ability to continue as a going concern as discussed in Notes 1 and 2 to the consolidated financial statements, when the uncertainties are adequately disclosed in the financial statements and accompanying notes. Under United States reporting standards such uncertainties would be described in the auditors' report in an explanatory paragraph following the opinion paragraph.



/s/ KPMG

Chartered Accountants

Vancouver, Canada
July 16, 1997